July 29, 2010

BY EDGAR

Mr. Robert W. Errett

Staff Attorney

United States Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Re:	Envestnet, Inc. (the “Registrant”)
Registration Statement on Form S-1 (the “Registration Statement”)
File No. 333-165717

Dear Mr. Errett:

The Registrant acknowledges, with respect to the above-referenced Registration Statement, that:

•	The Registrant is responsible for the adequacy and accuracy of the disclosures in the Registration Statement;

•

Staff comments or changes to disclosure in response to staff comments do not foreclose the Securities and Exchange Commission (the “Commission”) from taking any action with respect to the Registration Statement; and

•	The Registrant may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

*     *     *     *     *

Very truly yours, ENVESTNET, INC.

By:	/s/ Shelly O’Brien
Name: Shelly O’Brien Title: General Counsel